SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Definitive Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a- 6(e)(2))

[ ] Definitive Additional Materials

[X] Soliciting Material Pursuant to Rule 14a-12

STATE STREET CORPORATION

(Name of Registrant as Specified In Its Charter)

PATRICK A. JORSTAD

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] Fee not required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Editorial Contact: FOR IMMEDIATE RELEASE	Patrick Jorstad 6300 Stevenson Avenue, #413 Alexandria, VA 22304 703-370-5837 editor@shareholdersonline.org

State Street Shareholder Responds to SEC Comments and
Remarks on Today's Announced Shakeup at State Street Global Advisors

ALEXANDRIA, VIRGINIA, September 19, 2006 --- Patrick Jorstad, the State Street shareholder seeking to hold a Special Meeting of State Street's shareholders, today submitted a Supplemental Response to the Comment Letter he received from the SEC last week.

"In response to media requests I have received for copies of the Comment Letter and my response materials: I have requested guidance from the SEC Staff on whether or not the Comment Letter is subject to, or exempt from, a Freedom of Information Act request," Jorstad said. "I hope to speak with the Staff later today or tomorrow about this matter, and appreciate the guidance the Commission has given so far."

SSgA Shakeup Worrisome, Jorstad Says

Earlier today, the Corporation issued a press release via BusinessWire regarding a shake-up in key personnel at State Street Global Advisors (SSgA), the asset management division of the Company. Jorstad notes that these moves follow in the wake of recent news accounts regarding SSgA's further loss of market share in the ETF arena, and the loss of high-profile executives such as Gus Fleites and Alan Brown.

"I continue to be of the opinion that the sudden departures of such figures as Alan Brown and Gus Fleites should have served as a warning signal to the non-management Directors," Jorstad contends. "Mr. Fleites seemed very gung-ho to fight to regain lost ground in the ETF arena last year in published statements, and then suddenly - he was gone. Did the non-management Directors ascertain why that happened? If the Special Meeting is held, I plan to ask questions about this matter (based on information I have received) while Director removal proposals are under discussion."

"As for the Alan Brown departure, that is now the subject of litigation. I remain of the opinion that the non-management Directors could and should have headed this litigation off at the pass, by acting decisively - one way or the other - in the face of the letter that the former Chairman and CEO, David Spina, reportedly sent to the Executive Compensation Committee on June 30, 2004, concerning his agreement with Mr. Brown."

Alan John Brown is the former Chief Investment Officer at SSgA, and also served as co-head of the unit from late 2004 to early 2005. Augustin J. "Gus" Fleites is widely regarded as a pioneer in the ETF market, and left State Street last year.

"Today's announced moves at SSgA - especially the creation of a new position called a 'Chief Product Officer' - fall a bit flat to my ear," says Jorstad. "That sounds like creating an Innovation Czar to me, complete with a Five-Year Plan for cranking out new products. How is this going to foster free market innovation and creativity within the company, without devolving into a command and control exercise that stifles new products on the vine?"

"For example, how will today's announcement counteract the extended lead Barclays has taken over State Street in the ETF arena?" Jorstad asks, citing to last week's Bloomberg article entitled, "Barclays Unit Extends Lead Over State Street in U.S. ETF Market," by Matthew Keenan. The Bloomberg article cited data from Financial Research Corp., showing that Barclays Global Advisors increased its share of U.S. ETF assets to 59 percent - up 2.9 percent from December to July - while State Street's market share dropped by 2.4 percent, to 26 percent of total ETF assets in the U.S.

"I will have more to say on the company's press release today, but I would conclude by simply pointing out the following: Jack Welch, the former head of GE, has written and said that one of the keys to his success was to spin off or sell units that weren't first or second in their markets. I think all options should be on the table, including discussion of a spin-off of SSgA. These are the sorts of inputs and questions the non-management Directors should welcome from the owners at shareholders' meetings, I think."

###

Important Information: Patrick A. Jorstad plans to file a proxy or consent statement with the Securities and Exchange Commission relating to a solicitation of proxies or consents from the stockholders of State Street Corporation in connection with a Proposed Special Meeting of Stockholders, currently proposed to be held on Friday, November 17, 2006. State Street's annual meeting ordinarily takes place the third Wednesday of April each year. SECURITY HOLDERS ARE ADVISED TO READ THAT PROXY STATEMENT OR CONSENT STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement or consent statement, along with any other relevant documents that are filed, will be available for free at the SEC's website, www.sec.gov. Mr. Jorstad is the beneficial owner of approximately 331 shares of State Street's common stock, as of August 25, 2006. Permission to quote or attribute the third-party sources above was neither sought nor obtained.